          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement         [   ]  CONFIDENTIAL, FOR USE OF THE
                                                  COMMISSION ONLY  (AS PERMITTED
                                                  BY RULE  14a-6(e)(2))
[   ]  Definitive Proxy Statement
[ X ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           THEHEALTHCHANNEL.COM, INC.
                (Name of Registrant as Specified in Its Charter)

           -----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

      Title of each class of securities to which transaction applies:
      --------------------------------------------------------------------------

      Aggregate number of securities to which transaction applies:
      --------------------------------------------------------------------------

      Per unit prices or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set for the amount on which the filing fee is calculated and state how it was determined):
      --------------------------------------------------------------------------

      Proposed maximum aggregate value of transaction:
      --------------------------------------------------------------------------

      Total fee paid:
      --------------------------------------------------------------------------

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       Amount Previously Paid:
       -------------------------------------------------------------------------

       Form, Schedule or Registration Statement No.:
       -------------------------------------------------------------------------

       Filing Party:
       -------------------------------------------------------------------------

       Date Filed:
       -------------------------------------------------------------------------

Notes:

                           THEHEALTHCHANNEL.COM, INC.
                       260 Newport Center Drive, Suite 250
                         Newport Beach, California 92660
                                 (949) 631-8317


                               September 19, 2000

Dear Stockholder:

      On approximately September 12, 2000, we sent you a proxy statement for our Annual Meeting of Stockholders, to be held at the Marriott Hotel, 900 Newport Center Drive, Newport Beach, 92660 on Thursday, October 12, 2000 at 6:30 p.m.. In that proxy statement, you were asked to consider and approve a proposed reverse stock split of one for three. Since the mailing of that proxy statement, many stockholders have called us with questions regarding the reverse stock split proposal. We are sending you this supplemental information to our proxy statement to explain: (1) how the reverse stock split will work; and (2) why the Board of Directors recommends a vote "FOR" the reverse stock split.

      Additionally, you were asked to consider and approve an increase in the number of our authorized shares. While the reverse stock split and the increase in the number of authorized shares are not related or contingent upon each other, some stockholders believe they are related and are asking questions about this increase in authorized shares. Therefore, we are sending you this supplemental information to our proxy statement to also explain why the Board recommends a vote "FOR" the increase in the number of authorized shares.

         Prior to providing a more detailed explanation, we believe that it is important that each of our stockholders understand that ALL stockholders of the Company shall be treated equally as a result of the above two actions, including all members of management and the Board of Directors. This is required by our Bylaws and applicable Delaware law. If the reverse stock split is approved, all shares held by management and the Board of Directors will be reduced the same as every other stockholder of the Company. If the increase in the number of authorized shares is approved, all shares held by management and the Board of Directors will be subject to the same potential dilution as every other stockholder of the Company.

         We would request that each of you carefully consider the following recommendations prior to casting your vote.

         THE BOARD OF DIRECTORS RECOMMENDS THAT EACH STOCKHOLDER SHOULD CAST HIS OR HER VOTE IN FAVOR OF THE ONE FOR THREE REVERSE STOCK SPLIT FOR THE FOLLOWING
REASONS:

     (1) Company management has met with in excess of five investment banking firms. Some of these firms are major national underwriters. Without exception, each of these firms indicated that the Company would need to conduct a reverse stock split in order to be seriously considered by the investment banking community. This indication was based upon not just the large number of shares outstanding (over 75 million), but by the fact that established stock exchanges such as NASDAQ have certain minimum price requirements. The general belief was that the Company would never secure approval from any major exchange with such a large number of shares outstanding and a low stock price.

     (2) As you are hopefully aware, we have filed a Form SB-2 registering certain shares to be sold by Swartz Private Equity, Inc. This is the first established investment banking concern which has provided a substantial capital commitment to thehealthchannel.com. As indicated in our Form SB-2, Swartz's funding may be as high as $30 million. Swartz has strongly recommended that we conduct a reverse stock split.

     (3) We believe that a lower number of shares, with an eventual higher stock price will achieve the following goals:

          (a) Provide increased liquidity for our stockholders by increasing both the quantity and quality of broker-dealers participating in the market for our stock. This can only occur if we are able to provide an orderly market for our Company's stock, which accurately reflects what we believe will be the successful implementation of our business plan over the next year.

          (b) Expand the Company's opportunities to utilize our stock to fund (in part or in their entirety) strategic acquisitions to expand our revenue opportunities and achieve sustained profitability. Once again, acquisition candidates will view our stock more favorably if the stock is supported by established investment banking concerns and/or trading on a national exchange.

          (c) Increase the number of investment banking concerns who may show an interest in raising capital for thehealthchannel.com. As most of you are aware, many of our competitors are substantially better capitalized than thehealthchannel. We need look no further than Rupert Murdoch's infusion of $1 billion into Healtheon and the recent equity contributions of in excess of $25 million into drkoop.com to validate this statement. As a result, while we believe that Swartz will address our short-term capital needs, we believe that, upon deployment of all or a part of Swartz's investment, eventually we will need to solicit the support of an established underwriter to complete our proposed business plan.

         While some of you may be concerned about potential dilution arising from acquisition and capital raising activities, we believe strongly that such activities will eventually prove nondilutive as to our existing stockholders. In summary, we believe that acquisitions and additional capital raising are necessary in order for the Company to implement the ambitious business plan as set forth in our Form SB-2. We have been advised by our securities counsel as well as numerous investment banking concerns that such activities can only be successfully achieved if the Company implements a reverse stock split. As a result, we believe that the eventual result of the reverse stock split will be improved value for all of our stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT EACH OF OUR STOCKHOLDERS CAST HIS OR HER VOTE IN FAVOR OF INCREASING THE NUMBER OF AUTHORIZED SHARES.

         By increasing our authorized shares, the Company has merely increased the number of shares that it MAY issue in the future. We do not believe that we will require the entire number of shares set forth in the proxy statement to achieve our business objectives, however, we want to assure that our authorized capital is sufficient to implement our future acquisition and fund raising activities.

         In summary, as a result of the structure required by Swartz to provide the capital described in our Form SB-2, we are contractually required to increase the number of authorized shares in order to guarantee Swartz that there will be sufficient shares to comply with the Company's contractual obligations to Swartz. While we anticipate that eventually our stock price will increase, if it does not, we are contractually obligated to at least provide a number of authorized shares which would allow Swartz to contribute its entire $30 million commitment at current market prices. This does not mean that we would utilize the Swartz equity line for the entire $30 million, rather it merely means that our contract requires that we set aside enough shares to assure Swartz that we have sufficient authorized shares to perform under the entire $30 million investment. Whether this occurs or not is entirely at the discretion of Company management.

         We believe that the concerns recently expressed by stockholders are legitimate, however, it is also important that all stockholders understand the competitive environment into which we intend to deploy our proposed business plan. This environment will require that we have a stable market for our shares, supported by numerous investment banking concerns, providing us with the ability to raise the capital required to compete. If we are unable to achieve these objectives, Company management believes that thehealthchannel.com could miss the window of opportunity that is now open for a healthcare internet company to learn from the mistakes of our competitors and succeed in the marketplace.

      We look forward to addressing any additional concerns at our Annual Stockholders Meeting. The Annual Meeting will be held as originally scheduled on Thursday, October 12, 2000 at the Marriott Hotel, 900 Newport Center Drive, Newport Beach, 92660 at 6:30 p.m. (P.D.T.).

         If you are unable to attend in person, you may listen to our Annual Meeting over the world wide web at WWW.THEHEALTHCHANNEL.COM. If you have any additional questions prior to the annual meeting or need further assistance, please contact: Shannon Squyres, Market Pathways, 800-755-1860 (phone) or stockquest@marketpathways.com (e-mail). If you desire to vote electronically over the internet, then please provide us with your e-mail address so that we may electronically provide you with a ballot which may be returned via e-mail

      YOUR VOTE IS VERY IMPORTANT. PLEASE COMPLETE, SIGN, AND RETURN YOUR PROXY.


                             Sincerely Yours,

                                  /s/ THOMAS P. LONERGAN
                             ---------------------------------------------------
                             Thomas P. Lonergan, Chief Operating Officer,
                             Vice President, Secretary, Chief Financial Officer, and Director